INVESTMENT MANAGEMENT AGREEMENT

Between

T. ROWE PRICE RETIREMENT FUNDS, INC.

and

T. ROWE PRICE ASSOCIATES, INC.

 This INVESTMENT MANAGEMENT AGREEMENT, made as of the 12th day of May, 2021, by and between T. ROWE PRICE RETIREMENT FUNDS, INC. (the “Corporation”), a corporation organized and existing under the laws of the State of Maryland, and T. ROWE PRICE ASSOCIATES, INC. (the “Manager”), a corporation organized and existing under the laws of the State of Maryland.

W I T N E S S E T H:

 WHEREAS, the Corporation is engaged in business as an open-end management investment company and is registered as such under the federal Investment Company Act of 1940, as amended (the “Act”); and

 WHEREAS, the Corporation is authorized to issue shares of capital stock (“Shares”) in the T. Rowe Price Retirement Blend 2020 Fund (the “Fund”), a separate series of the Corporation whose Shares represent interests in a separate portfolio of securities and other assets (“Fund Shares”) , and is also authorized to issue separate classes of the Fund; and

 WHEREAS, the Manager is engaged principally in the business of rendering investment supervisory services and is registered with the U.S. Securities and Exchange Commission as an investment adviser under the Investment Advisers Act of 1940, as amended; and

 WHEREAS, the Fund desires the Manager to render investment supervisory services to the Fund in the manner and on the terms and conditions hereinafter set forth;

 NOW, THEREFORE, in consideration of the premises and the mutual promises hereinafter set forth, the parties hereto agree as follows:

 1. Duties and Responsibilities of Manager.

  A. Investment Management Services. The Manager shall act as investment manager and shall supervise and direct the investments of the Fund in accordance with the Fund’s investment objective, program, and restrictions as provided in the Corporation’s prospectus, on behalf of the Fund, as amended from time to time, and such other limitations as the Fund may impose by notice in writing to the Manager. The Manager shall obtain and evaluate such information relating to the economy, industries, businesses, securities markets, and securities as it may deem necessary or useful in the discharge of its obligations hereunder and shall formulate and implement a continuing program for the management of the assets and resources of the Fund in a manner consistent with its investment objective. In furtherance of this duty, the Manager, as agent and attorney-in-fact with respect to the Corporation, is authorized, in its discretion and without prior consultation with the Corporation, to:

   (i) buy, sell, exchange, convert, and otherwise trade in any stocks, bonds, and other securities or assets; and

   (ii) place orders and negotiate the commissions (if any) for the execution of transactions in securities with or through such brokers, dealers, underwriters, or issuers as the Manager may select; and

   (iii) vote proxies, exercise conversion or subscription rights, and respond to tender offers and other consent solicitations with respect to the securities in which the Fund’s assets may be invested provided such materials have been forwarded to the Manager in a timely fashion by the Corporation’s custodian.

  B. Financial, Accounting, and Administrative Services. The Manager shall maintain the existence and records of the Corporation; maintain the registrations and qualifications of Fund shares under federal and state law; monitor the financial, accounting, and administrative functions of the Fund; maintain liaison with the various agents employed for the benefit of the Fund by the Corporation (including the Corporation’s transfer agent, custodian, independent accountants, and legal counsel) and assist in the coordination of their activities on behalf of the Fund. For the avoidance of doubt, the Manager shall not be obligated to perform the services required to be provided by such agents employed for the benefit of the Fund by the Corporation.

  C. Reports to Fund. The Manager shall furnish to or place at the disposal of the Corporation or Fund, as appropriate, such information, reports, evaluations, analyses, and opinions as they may, at any time or from time to time, reasonably request or as the Manager may deem helpful to the Fund.

  D. Reports and Other Communications to Fund Shareholders. The Manager shall assist in developing all general shareholder communications, including regular shareholder reports.

  E. Fund Personnel. The Manager agrees to permit individuals who are officers or employees of the Manager to serve (if duly elected or appointed) as officers, directors, members of any committee of directors, members of any advisory board, or members of any other committee of the Corporation or Fund, without remuneration or other cost to the Fund or the Corporation.

  F. Personnel, Office Space, and Facilities of Manager. The Manager at its own expense shall furnish or provide and pay the cost of such office space, office equipment, office personnel, and office services as the Manager requires in the performance of its investment advisory and other obligations under this Agreement.

  2. Allocation of Expenses.

 The Manager shall pay all of the Fund’s expenses, with the following exceptions:

   (1)  Interest and Borrowing Expenses. Any interest expenses and other charges in connection with borrowing money, including line of credit and other loan commitment fees.

   (2)  Taxes. All taxes or governmental fees payable by or in respect of the Fund to federal, state, or other governmental agencies, domestic or foreign, including stamp or other transfer taxes.

   (3)  Brokerage Commissions. All brokerage fees and commissions (including dealer markups and spreads) transfer taxes, and other charges incident to the purchase, sale, or lending of the Fund’s portfolio securities and other holdings.

   (4)  Nonrecurring and Extraordinary Expenses. Such nonrecurring or extraordinary expenses as may arise, including the costs of actions, suits, or proceedings to which the Fund is a party and the expenses the Fund may incur as a result of its legal obligation to provide indemnification to its officers, directors, and agents.

   (5)  Acquired Fund Fees and Expenses. Any fees and expenses incurred directly from investment in shares of another fund.

   (6)  Any Plan Adopted Pursuant to Rule 12b-1 Under the Act. All expenses and other charges in connection with the provisions of any plan adopted pursuant to Rule 12b-1 under the Act.

 3. Management Fee. The Fund shall pay the Manager a fee computed as follows, based on the value of the net assets of the Fund:

A.  Fee Rate. Each class will pay a management fee at the annual rate set forth in the table included in Schedule A, which is a percentage of the average daily net assets of the class. “Years to Target Date” will be determined on the first day of the Fund’s then-current fiscal year and the corresponding annual rate will apply through the last day of that fiscal year.

B.  Method of Computation. The fee shall be accrued for each calendar day and the sum of the daily fee accruals shall be paid monthly to the Manager. The daily fee accruals will be computed by multiplying the fraction of one over the number of calendar days in the year by the applicable annual rate described in subparagraph (a) of this Paragraph 3, and multiplying this product by the net assets of the Fund as determined in accordance with the Fund’s prospectus as of the close of business on the previous business day on which the Fund was open for business.

C.  Proration of Fee. If Paragraph 3 becomes effective or terminates before the end of any month, the Fee for the period from the effective date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs.

D.  Additional Classes. In the event that the Board of Directors determines a Fund shall issue any additional classes of shares, the Corporation and the Investment Manager may enter into an addendum setting forth the name of the class(es), the fee schedule for each and such other terms and conditions as are applicable to the management of such class(es).

 4. Brokerage. Subject to the approval of the board of directors, the Manager, in carrying out its duties under Paragraph 1.A., may cause the Corporation, with respect to the Fund, to pay a broker-dealer which furnishes brokerage or research services [as such services are defined under Section 28(e) of the Securities Exchange Act of l934, as amended (the “‘34 Act”)], a higher commission than that which might be charged by another broker-dealer which does not furnish brokerage or research services or which furnishes brokerage or research services deemed to be of lesser value, if such commission is deemed reasonable in relation to the brokerage and research services provided by the broker-dealer, viewed in terms of either that particular transaction or the overall responsibilities of the Manager with respect to the accounts as to which it exercises investment discretion (as such term is defined under Section 3(a)(35) of the ‘34 Act).

 5. Manager’s Use of the Services of Others. The Manager may (at its cost except as contemplated by Paragraph 4 of this Agreement) employ, retain or otherwise avail itself of the services or facilities of other persons or organizations for the purpose of providing the Manager or the Corporation or Fund, as appropriate, with such statistical and other factual information, such advice regarding economic factors and trends, such advice as to occasional transactions in specific securities or such other information, advice or assistance as the Manager may deem necessary, appropriate or convenient for the discharge of its obligations hereunder or otherwise helpful to the Corporation or Fund, as appropriate, or in the discharge of Manager’s overall responsibilities with respect to the other accounts which it serves as investment manager. The Manager may fully or partially delegate its duties as defined in this Agreement to a registered investment adviser (a “Subadviser”) provided the agreement between the Manager and Subadviser is approved by the Board of Directors of the Fund, and such delegation is consistent with the Act and any interpretations thereunder. The Subadviser may fully or partially delegate its duties as defined in any subadvisory agreements to another registered investment adviser (the “Delegate”), if such delegation is approved by the Board of Directors of the Fund, and such delegation is consistent with the Act and any interpretations thereunder. In connection with the delegation, the Delegate or Subadviser may be compensated from the advisory fees paid to the Manager under this Agreement. Although the fees and services under this Agreement may be transferred between the Manager, Subadviser and the Delegate, the fees and services will be limited to those specifically described in this Agreement and any investment sub-advisory agreements on behalf of the Fund.

 6. Ownership of Records. All records required to be maintained and preserved by the Corporation or Fund pursuant to the provisions of rules or regulations of the Securities and Exchange Commission under Section 31(a) of the Act and maintained and preserved by the Manager on behalf of the Corporation or Fund, as appropriate, are the property of the Corporation or Fund, as appropriate, and will be surrendered by the Manager promptly on request by the Corporation or Fund, as appropriate.

 7. Reports to Manager. The Corporation or Fund, as appropriate, shall furnish or otherwise make available to the Manager such prospectuses, financial statements, proxy statements, reports, and other information relating to the business and affairs of the Corporation or Fund, as appropriate, as the Manager may, at any time or from time to time, reasonably require in order to discharge its obligations under this Agreement.

 8. Services to Other Clients. Nothing herein contained shall limit the freedom of the Manager or any affiliated person of the Manager to render investment supervisory and corporate administrative services to other investment companies, to act as investment manager or investment counselor to other persons, firms or corporations, or to engage in other business activities; but so long as this Agreement or any extension, renewal, or amendment hereof shall remain in effect or until the Manager shall otherwise consent, the Manager shall be the only investment manager to the Fund.

 9. Limitation of Liability of Manager. Neither the Manager nor any of its officers, directors, or employees, nor any person performing executive, administrative, trading, or other functions for the Corporation or Fund (at the direction or request of the Manager) or the Manager in connection with the Manager’s discharge of its obligations undertaken or reasonably assumed with respect to this Agreement, shall be liable for any error of judgment or mistake of law or for any loss suffered by the Corporation or Fund in connection with the matters to which this Agreement relates, except for loss resulting from willful misfeasance, bad faith, or gross negligence in the performance of its or his duties on behalf of the Corporation or Fund or from reckless disregard by the Manager or any such person of the duties of the Manager under this Agreement.

 10. Use of Manager’s Name. The Corporation or Fund may use the name “T. Rowe Price Retirement Funds, Inc.” and “T. Rowe Price Retirement 2065 Fund” or any other name derived from the name “T. Rowe Price” only for so long as this Agreement or any extension, renewal, or amendment hereof remains in effect, including any similar agreement with any organization which shall have succeeded to the business of the Manager as investment manager. At such time as this Agreement or any extension, renewal or amendment hereof, or such other similar agreement shall no longer be in effect, the Corporation or Fund will (by corporate action, if necessary) cease to use any name derived from the name “T. Rowe Price,” any name similar thereto or any other name indicating that it is advised by or otherwise connected with the Manager, or with any organization which shall have succeeded to the Manager’s business as investment manager.

 11. Term of Agreement. The term of this Agreement shall begin on the date first above written, and unless sooner terminated as hereinafter provided, this Agreement shall remain in effect through April 30, 2023. Thereafter, this Agreement shall continue in effect from year to year, with respect to the Fund, subject to the termination provisions and all other terms and conditions hereof, so long as: (a) such continuation shall be specifically approved at least annually by the board of directors of the Corporation or by vote of a majority of the outstanding voting securities of the Fund and, concurrently with such approval by the board of directors or prior to such approval by the holders of the outstanding voting securities of the Fund, as the case may be, by the vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the directors of the Corporation, with respect to the Fund, who are not parties to this Agreement or interested persons of any such party; and (b) the Manager shall not have notified the Corporation, in writing, at least 60 days prior to April 30, 2023 or prior to April 30th of any year thereafter, that it does not desire such continuation. The Manager shall furnish to the Corporation, promptly upon its request, such information as may reasonably be necessary to evaluate the terms of this Agreement or any extension, renewal, or amendment hereof.

 12. Amendment and Assignment of Agreement. This Agreement shall automatically and immediately terminate in the event of its assignment. This Agreement may not be amended except pursuant to a written instrument executed on behalf of both parties. In the case of the Fund, approval of any such amendment shall be by resolution of a majority of the directors who are not parties to this Agreement or interested persons of any such party, and, if required by the 1940 Act, by the affirmative vote of a majority of the outstanding voting securities of the Fund.

 13. Termination of Agreement. This Agreement may be terminated by either party hereto, without the payment of any penalty, upon 60 days’ prior notice in writing to the other party; provided, that in the case of termination by the Corporation, with respect to the Fund, such action shall have been authorized by resolution of a majority of the directors who are not parties to this Agreement or interested persons of any such party, or by vote of a majority of the outstanding voting securities of the Fund.

 14. Miscellaneous.

  A. Captions. The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

  B. Interpretation. Nothing herein contained shall be deemed to require the Corporation to take any action contrary to its Articles of Incorporation or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the board of directors of the Corporation of its responsibility for and control of the conduct of the affairs of the Fund.

  C. Counterparts; Electronically Transmitted Documents and Signatures. The parties may execute this Agreement in one or more counterparts, each of which are deemed an original and all of which together constitute one and the same instrument. The parties may deliver this Agreement, including signature pages, by original or digital signatures, or facsimile or emailed PDF transmissions, and the parties hereby adopt any documents so received as original and having the same effect as physical delivery of paper documents bearing the original signature.

  D. Definitions. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Act shall be resolved by reference to such term or provision of the Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the Securities and Exchange Commission validly issued pursuant to the Act. As used in this agreement, the terms “majority of the outstanding voting securities,” “affiliated person,” “interested person,” “assignment,” “broker,” “investment adviser,” “net assets,” “sale,” “sell,” and “security” shall have the meaning as such terms have in the 1940 Act, subject to such exemption as may be granted by the SEC by any rule, regulation, or order. Where the effect of a requirement of the federal securities laws reflected in any provision of this Agreement is made less restrictive by a rule, regulation, or order of the SEC, whether of special or of general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized and their respective seals to be hereunto affixed, as of the day and year first above written.

Attest:	T. ROWE PRICE RETIREMENT FUNDS, INC.
/s/Shannon Hofher Rauser ______________________________________________ Shannon Hofher Rauser, Assistant Secretary	/s/David Oestreicher By:________________________________________________ David Oestreicher, Executive Vice President

Attest:	T. ROWE PRICE ASSOCIATES, INC.
/s/Kathryn L. Reilly ______________________________________________ Kathryn L. Reilly, Assistant Secretary	/s/Fran Pollack-Matz By: _________________________________________________ Fran Pollack-Matz, Vice President

Schedule A: Per Annum Fee Rates

Years to Target Date	Investor Class Annual Fee Rate (%)	I Class Annual Fee Rate (%)
All prior years	0.44	0.26
35	0.44	0.26
34	0.44	0.26
33	0.44	0.26
32	0.44	0.26
31	0.44	0.26
30	0.43	0.25
29	0.43	0.25
28	0.43	0.25
27	0.43	0.25
26	0.43	0.25
25	0.43	0.25
24	0.43	0.25
23	0.43	0.25
22	0.43	0.25
21	0.42	0.25
20	0.41	0.24
19	0.41	0.24
18	0.41	0.24
17	0.41	0.24
16	0.41	0.24
15	0.41	0.24
14	0.41	0.24
13	0.41	0.24
12	0.41	0.24
11	0.41	0.24
10	0.40	0.23
9	0.40	0.23
8	0.40	0.23
7	0.40	0.23
6	0.39	0.23

5	0.38	0.22
4	0.38	0.22
3	0.38	0.22
2	0.38	0.22
1	0.38	0.22
0	0.37	0.21
(1)	0.37	0.21
(2)	0.37	0.21
(3)	0.37	0.21
(4)	0.36	0.21
(5)	0.35	0.20
(6)	0.35	0.20
(7)	0.35	0.20
(8)	0.35	0.20
(9)	0.35	0.20
Thereafter	0.34	0.19